EXHIBIT 4

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital since the filing of the Schedule 13D/A on 3/10/25 by the Reporting Persons to 4/23/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
3/10/2025	Buy	25,790	5.86
4/14/2025	Buy	29,748	6.18
4/15/2025	Buy	1,085	6.33
4/22/2025	Buy	55,177	6.45
4/23/2025	Buy	69,618	6.58